Exhibit 8.4
[Letterhead of Sullivan & Cromwell LLP]
July 20, 2007
Bancolombia S.A.,
     Calle 50 No. 51-66,
          Medellin, Colombia.
Ladies and Gentlemen:
          As United States tax counsel to Bancolombia S.A., a corporation organized as a sociedad anónima under the laws of the Republic of Colombia (the “Bank”) in connection with the registration under the Securities Act of 1933 and offering of 33,645,880 preferred shares, par value of Ps 500 per share, of the Bank (the “Preferred Shares”), in the form of American Depositary Shares, each representing four Preferred Shares as evidenced by American Depositary Receipts, pursuant to the Prospectus Supplement dated July 16, 2007 (“Prospectus Supplement”) and the accompanying Prospectus dated May 14, 2007, we hereby confirm to you that the discussion set forth under the heading “Tax Considerations — U.S. Federal Income Tax Considerations” in the Prospectus Supplement is our opinion, subject to the limitations set forth therein.
     We hereby consent to the filing of this opinion on a Form 6-K to be incorporated by reference in the Bank’s Registration Statement on Form F-3 (File No. 333-142898) as Exhibit 8.4 thereto. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,
/s/ SULLIVAN & CROMWELL LLP